UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 29, 2012 (May 23, 2012)

Glimcher Realty Trust

(Exact name of Registrant as specified in its Charter)

Maryland	001-12482	31-1390518

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

180 East Broad Street, Columbus, Ohio	43215

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (614) 621-9000

N/A

(Former name or former address, if changed since last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement.

On May 29, 2012, Kierland Crossing, LLC, (the “Company”), an affiliate of Glimcher Realty Trust (the “Registrant”) and Glimcher Properties Limited Partnership (“GPLP,” and together with the Company, the “Borrower”) announced the execution of an Amended and Restated Loan Agreement (the “Agreement”), dated as of May 23. 2012,  with KeyBank, N.A., as administrative agent (“KeyBank”), PNC Bank, N.A., The Huntington National Bank, and U.S. Bank, N.A., (each, a “Lender” and, collectively, with KeyBank, the “Lenders”). The purpose of the Agreement is to restructure and replace the existing construction loan (the “Existing Loan”) for Scottsdale Quarter, a retail and office complex located in Scottsdale, Arizona (the “Property”) that is owned and operated by the Company.  The restructured loan is secured by an amended mortgage for Phases I and II of the Property and represented by eight separate promissory notes for the benefit of certain Lenders.

Under the Agreement, the term of the Existing Loan is extended for three additional years (with a one year extension option available upon the satisfaction of certain conditions) such that the maturity date will be May 22, 2015 and May 22, 2016 if the Borrower exercises the extension option. The Agreement also converts the Existing Loan from a credit facility to a term loan with a loan amount of $130.0 million (the “Loan Amount”). One Hundred and Seven Million of the Loan Amount is represented by four separate promissory notes each evidencing $26.75 million of indebtedness (all, collectively, “Note A”) and $23.0 million of the Loan Amount is represented by four separate promissory notes each evidencing $5.75 million of indebtedness (all, collectively, “Note B”).  Under the Agreement, the outstanding Loan Amount shall be repaid by the aforementioned maturity date, except that mandatory principal payments shall be made if the debt service coverage ratio (“DSCR”) for the Property is below a targeted ratio.  The principal payments shall be equal to the lesser of: (i) $5.0 million or (ii) the amount required to reduce the outstanding amount of Note A sufficient to satisfy the target DSCR for the Property under the Agreement as of June 30th and December 31st of each year during the term of the loan. The Agreement requires monthly payments of accrued interest and permits prepayment of outstanding indebtedness subject to the satisfaction of certain conditions. The new loan has an average interest rate of LIBOR plus 2.7% per annum and a fixed interest rate of 3.4% per annum for $105.0 million of the Loan Amount.  Also under the Agreement, GPLP, at its option, may convert from a co-borrower to a limited payment guarantor of the then current outstanding amount under Note A upon obtaining an updated appraisal of the Property showing: (i) the actual DSCR for the Property is not less than 1.30 to 1.00, (ii) the outstanding amount under Note A does not exceed seventy percent (70%) of the then current value of the Property, and (iii) all outstanding amounts under Note B are repaid.  The Agreement and each promissory note contains default provisions customary for loans of this nature and any Lender may accelerate repayment of all outstanding amounts owed by the Borrower if a default remains uncured. The Agreement contains such other terms, conditions, and representations that are customary and typical for loans of this nature

KeyBank has provided mortgage loans with respect to certain other properties owned by the Registrant’s affiliates.  Additionally, KeyBank serves as the administrative agent on the Registrant’s amended corporate revolving credit facility. Certain of the other Lenders have also provided mortgage loans with respect to certain other properties owned by affiliates of the Registrant and all of the Lenders currently serve as participating banks on the Registrant’s amended corporate revolving credit facility.  The press release reporting the execution of the Agreement is attached hereto as Exhibit 99.1.

Item 2.03       Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See discussion in Item 1.01.

Item 8.01       Other Events.

On May 24, 2012, an affiliate of the Registrant completed the purchase of One Nineteen, an outdoor retail center located in Leawood, Kansas.  One Nineteen is adjacent to Town Center Plaza, an open-air mall purchased by another affiliate of the Registrant in December 2011. The final sale price for One Nineteen was approximately $67.5 million. The press release reporting the completion of the aforementioned transaction is attached hereto as Exhibit 99.2.

Item 9.01       Financial Statements and Exhibits.

(d)	Exhibits.
99.1 Press Release of the Registrant, dated May 29, 2012. 99.2 Press Release of the Registrant, dated May 29, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Glimcher Realty Trust
(Registrant)

Date: May 29, 2012	/s/ Mark E. Yale
Mark E. Yale
Executive Vice President, Chief Financial Officer & Treasurer

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